ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) is made as of July 22, 2019 with an effective date of on or about November 4, 2019 (or such other effective date to which the parties hereto may otherwise mutually agree), by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and VANECK VECTORS ETF TRUST, a Delaware trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.    APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.    DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.    The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s);

c.
Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement(s) between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.    REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.
It is in compliance with all material federal and state laws, rules, and regulations applicable to the Administrator with respect to its administrative services business and the performance of its duties, obligations and services under this Agreement;

f.	It has and will continue to maintain access to the necessary facilities, equipment and personnel determined by Administrator to perform its duties and obligations under this Agreement; and

g.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.    REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.
The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

i.
Where information provided by the Trust or the Trust’s investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts.  The Administrator shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	COMPENSATION OF ADMINISTRATOR; EXPENSE REIMBURSEMENT; TRUST EXPENSES

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust on behalf of each applicable Fund and the Administrator.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other reasonable expenses not contemplated by this Agreement, in each case that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s) net asset value.

7.    INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

Pursuant to other agreements now or any time in effect between the Trust (or its investment manager or investment advisor, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Trust and/or the Funds that is necessary to provide the services hereunder, including N-PORT Related Services. The Trust hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) only to the Administrator and solely for the purpose of providing the services, Trust and Fund information such as net asset values and information relating to the net assets of the Funds, holdings and liquidity reports, registration titles, market value and other information and data related to the Funds.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the person or persons on the current list of authorized persons as provided or agreed to by the Trust in writing and as may be amended from time to time (each, an “Authorized Person”). The Administrator shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.    LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall act in good faith and without negligence and shall be held to the exercise of reasonable care (the “Standard of Care”) at all times in its performance of all services performed under this Agreement. The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2020 and terminating on December 31, 2020 shall be the date of this Agreement through December 31, 2019, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communication disruption or other similar force majeure events or acts (provided, however, the occurrence of such an event shall not excuse or modify the Administrator’s obligations with respect to business continuity and disaster recovery procedures as set forth in Section 21).

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own bad faith, negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.    CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.    USE OF DATA

(a)
In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management subject to Section 9 hereof.

(b)
Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund. The Trust agrees that Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust/Fund.

(c)
Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed any information or data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.    COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

12.    SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.    EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending five (5) years from the effective date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable to the non breaching party, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.
In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Trust or such Fund) and shall reimburse the Administrator for its costs, expenses and disbursements then due with respect to this Agreement Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund shall be liquidated or dissolved (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.    EMPLOYMENT OF OTHERS

The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

15.    INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Administrator and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.    NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:
VANECK VECTORS ETF TRUST
666 Third Avenue
New York, NY 10017
Attn: John Crimmins
Telephone: (212) 293-2119
Email: legalnotices@vaneck.com

If to the Administrator:

STATE STREET BANK AND TRUST COMPANY
State Street Global Services
Channel Center
1 Iron Street – CCB0502
Boston, MA 02210
Attention: Danielle Adamson, Vice President
Telephone: 617-662-0922

with a copy to:

STATE STREET BANK AND TRUST COMPANY
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02110
Attention: Senior Vice President and Senior Managing Counsel

17.    AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.    ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder shall be assigned by (a) any Fund without the written consent of the Administrator or (b) the Administrator without the written consent of each applicable Fund, except that the Administrator may assign this Agreement to an affiliate of the Administrator. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Administrator and the Trust and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Administrator and the Trust and the Funds. This Agreement does not constitute an agreement for a partnership or joint venture between the Administrator and the Trust.

19.    SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

20.    DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.    DISASTER RECOVERY AND BUSINESS CONTINUITY.

The Administrator shall implement and maintain disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Administrator in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Administrator in its provision of services hereunder. In the event of any disaster which causes a business interruption, the Administrator shall act in accordance with its Standard of Care and take reasonable steps to minimize service interruptions.

22.    ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

23.    WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

24.    SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

25.    GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of State of New York, without regard to its conflict of laws rules. The obligations of the Trust (or particular series or class thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust (or particular series or class thereof) are made not individually, but in such capacities, and are not binding upon any past, present or future Trustee, shareholder, representative or agent of the Trust (or particular series or class thereof) personally, but bind only the assets of the Trust (or particular series or class thereof), and all persons dealing with any series and/or class of shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust (or particular series or class thereof).

The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (or particular series or class thereof) as provided in the Trust’s charter.

26.    REPORTS/CERTIFICATIONS

Upon reasonable request of the Trust, the Administrator shall provide the Trust with a copy of the Administrator’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). The Administrator shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

27.    REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

28.    COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

VANECK VECTORS ETF TRUST

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:    Andrew Erickson
Title:    Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A
Listing of Fund(s)

VanEck Vectors ETF Trust

VanEck Vectors Fallen Angel High Yield Bond ETF
VanEck Vectors Investment Grade Floating Rate ETF
VanEck Vectors Africa Index ETF
VanEck Vectors Brazil Small-Cap ETF
VanEck Vectors ChinaAMC CSI 300 ETF
VanEck Vectors ChinaAMC SME-ChiNext ETF
VanEck Vectors Egypt Index ETF
VanEck Vectors India Small-Cap Index ETF
VanEck Vectors Indonesia Index ETF
VanEck Vectors Israel ETF
VanEck Vectors Russia ETF
VanEck Vectors Russia Small-Cap ETF
VanEck Vectors Vietnam ETF
VanEck Vectors BDC Income ETF
VanEck Vectors High Income Infrastructure MLP EF
VanEck Vectors High Income MLP ETF
VanEck Vectors Mortgage REIT Income ETF
VanEck Vectors Preferred Securities ex Financials ETF
VanEck Vectors NDR CMG Long/Flat Allocation ETF
VanEck Vectors Real Asset Allocation ETF
VanEck Vectors Agribusiness ETF
VanEck Vectors Coal ETF
VanEck Vectors Low Carbon Energy ETF
VanEck Vectors Gold Miners ETF
VanEck Vectors Junior Gold Miners ETF
VanEck Vectors Natural Resources ETF
VanEck Vectors Oil Refiners ETF
VanEck Vectors Oil Services ETF
VanEck Vectors Rare Earth/Strategic Metals ETF
VanEck Vectors Steel ETF
VanEck Vectors Unconventional Oil & Gas ETF
VanEck Vectors Unranium+Nuclear Energy ETF
VanEck Vectors Biotech ETF
VanEck Vectors Environmental Services ETF
VanEck Vectors Gaming ETF
VanEck Vectors Pharmaceutical ETF

1

VanEck Vectors Retail ETF
VanEck Vectors Semiconductor ETF
VanEck Vectors ChinaAMC China Bond ETF
VanEck Vectors Emerging Markets Aggregate Bond ETF
VanEck Vectors Emerging Markets High Yield Bond ETF
VanEck Vectors Green Bond ETF
VanEck Vectors International High Yield Bond ETF
VanEck Vectors J.P. Morgan EM Local Currency Bond ETF
VanEck Vectors AMT-Free Intermediate Municipal Index ETF
VanEck Vectors AMT-Free Long Municipal Index ETF
VanEck Vectors AMT-Free Short Municipal Index ETF
VanEck Vectors CEF Municipal Income ETF
VanEck Vectors High-Yield Municipal Index ETF
VanEck Vectors Short High-Yield Municipal Index ETF
VanEck Vectors Morningstar International Moat ETF
VanEck Vectors Morningstar Wide Moat ETF
VanEck Vectors Morningstar Durable Dividend ETF
VanEck Vectors Global Wide Moat ETF
VanEck Vectors Video Gaming & eSports ETF
VanEck Vectors Municipal Allocation ETF

State Street: Select Classification Level
A-2

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Reserved;

III.	Reserved;

IV.	Reserved;

V.	Reserved; and

VI.	N-PORT-Related Services as described in Schedule B6 attached hereto.

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25504503.2.BUSINESS

Schedule B1

Fund Administration Treasury Services

a.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements.

Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services” or “N-PORT-Related Services”)

I.    Services.

(a)     Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•
Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Funds not administered by the Administrator or its affiliates, third party Trust or Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”)~~,~~ to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

•	The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•
Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust. The Form N-CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

(b)    Quarterly Portfolio of Investments Services: [Not Applicable.]

(c)    Liquidity Risk Measurement Services: [Not Applicable.]

II.	Trust Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Trust by the Administrator is subject to the following terms and conditions:

1.    The Parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Services-Related Data and related information to the Administrator, in formats compatible with the Administrator-provided data templates including, without limitation, the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds with respect to which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from third party administrators, prime brokers, custodians, the Trust, its affiliates, and other relevant parties by instruction to the third party from the Trust, or as otherwise required by the third party. If and to the extent that Services-Related Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator or custodian to the Trust or one or more Funds, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of the Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Services-Related Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•	SEC filing classification of the Trust (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2.    The Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

•	Assumptions specific to the Trust.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

    3.    The Trust acknowledges and agrees on the following matters:

(A)    The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)    The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)    The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT filing and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Services-Related Data or other Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust, or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data) or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)    The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)     The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Trust Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)    The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

ANNEX 1

VANECK VECTORS ETF TRUST

Further to the Administration Agreement between VanEck Vectors ETF Trust (the “Trust”) and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services	Service Type
VANECK VECTORS ETF TRUST	Standard N-PORT Reporting Solution (Data and Filing)
VanEck Vectors Fallen Angel High Yield Bond ETF
VanEck Vectors Investment Grade Floating Rate ETF
VanEck Vectors Africa Index ETF
VanEck Vectors Brazil Small-Cap ETF
VanEck Vectors ChinaAMC CSI 300 ETF
VanEck Vectors ChinaAMC SME-ChiNext ETF
VanEck Vectors Egypt Index ETF
VanEck Vectors India Small-Cap Index ETF
VanEck Vectors Indonesia Index ETF
VanEck Vectors Israel ETF
VanEck Vectors Russia ETF
VanEck Vectors Russia Small-Cap ETF
VanEck Vectors Vietnam ETF
VanEck Vectors BDC Income ETF
VanEck Vectors High Income Infrastructure MLP EF
VanEck Vectors High Income MLP ETF
VanEck Vectors Mortgage REIT Income ETF
VanEck Vectors Preferred Securities ex Financials ETF
VanEck Vectors NDR CMG Long/Flat Allocation ETF
VanEck Vectors Real Asset Allocation ETF
VanEck Vectors Agribusiness ETF
VanEck Vectors Coal ETF
VanEck Vectors Low Carbon Energy ETF
VanEck Vectors Gold Miners ETF
VanEck Vectors Junior Gold Miners ETF
VanEck Vectors Natural Resources ETF
VanEck Vectors Oil Refiners ETF

VanEck Vectors Oil Services ETF
VanEck Vectors Rare Earth/Strategic Metals ETF
VanEck Vectors Steel ETF
VanEck Vectors Unconventional Oil & Gas ETF
VanEck Vectors Unranium+Nuclear Energy ETF
VanEck Vectors Biotech ETF
VanEck Vectors Environmental Services ETF
VanEck Vectors Gaming ETF
VanEck Vectors Pharmaceutical ETF
VanEck Vectors Retail ETF
VanEck Vectors Semiconductor ETF
VanEck Vectors ChinaAMC China Bond ETF
VanEck Vectors Emerging Markets Aggregate Bond ETF
VanEck Vectors Emerging Markets High Yield Bond ETF
VanEck Vectors Green Bond ETF
VanEck Vectors International High Yield Bond ETF
VanEck Vectors J.P. Morgan EM Local Currency Bond ETF
VanEck Vectors AMT-Free Intermediate Municipal Index ETF
VanEck Vectors AMT-Free Long Municipal Index ETF
VanEck Vectors AMT-Free Short Municipal Index ETF
VanEck Vectors CEF Municipal Income ETF
VanEck Vectors High-Yield Municipal Index ETF
VanEck Vectors Short High-Yield Municipal Index ETF
VanEck Vectors Morningstar International Moat ETF
VanEck Vectors Morningstar Wide Moat ETF
VanEck Vectors Morningstar Durable Dividend ETF
VanEck Vectors Global Wide Moat ETF
VanEck Vectors Video Gaming & eSports ETF
VanEck Vectors Municipal Allocation ETF

Form N-CEN Services
VANECK VECTORS ETF TRUST

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

VANECK VECTORS ETF TRUST	STATE STREET BANK AND TRUST COMPANY

By:______________________________ By:_______________________________________

Name:                     Name: Andrew Erickson
Title:                     Title: Executive Vice President
Address:                     Address:
Date:                     Date: